UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
October 18, 2004

Commission file number 1-13163

YUM! BRANDS, INC.
(Exact name of registrant as specified in its charter)

North Carolina	13-3951308

(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification No.)

1441 Gardiner Lane, Louisville, Kentucky                40213
(Address of principal executive offices)                 (Zip Code)

Registrant’s telephone number, including area code:       (502) 874-8300

Former name or former address, if changed since last report:   N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

[ ] Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On October 18, 2004, YUM! Brands, Inc. (“Yum”) announced that Aylwin Lewis, President, Chief Multibranding and Operating Officer for YUM! resigned. David Deno has been appointed Chief Operating Officer and will continue to serve in his existing role of Chief Financial Officer during a transition year. Rick Carucci has been named Senior Vice President, Finance and Chief Financial Officer - Designate.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits
(c) Exhibits
99.1  Press Release dated October 18, 2004 from YUM! Brands, Inc.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUM! BRANDS, INC. (Registrant)

Date: October 18, 2004	/s/ Matthew M. Preston Vice President and Associate General Counsel

YUM! BRANDS ANNOUNCES SENIOR MANAGEMENT APPOINTMENTS

Deno Appointed to Chief Operating Officer; Carucci Promoted to Senior Vice President, Finance and CFO-Designate

LOUISVILLE, KY: October 18, 2004 -- Yum! Brands, Inc. (NYSE:YUM) today announced the appointment of David Deno, 47, as Chief Operating Officer, reporting to Chairman and CEO David Novak. Deno replaces Aylwin Lewis, who has resigned to become President and CEO of KMart Department Stores. As COO, Deno will oversee the Company’s Operations and continue to serve as the Company’s Chief Financial Officer during a transition year. To this end, the Company also promoted Rick Carucci, 47, to Senior Vice President, Finance and Chief Financial Officer-Designate. Carucci will report to Deno during the transition and then to David Novak once he is appointed Chief Financial Officer.

Deno is a 21-year restaurant industry veteran, with proven operating and leadership skills. Prior to serving as CFO, he demonstrated the ability to run great restaurants at Pizza Hut and Yum! Restaurants International as one of the company’s top operators. “Dave Deno has a passion for customers, team building and results that makes him ideal to be our number one operator. He has a complete knowledge of our operations and will hit the ground running. I’m confident he will drive our store level operations to the next level as he coaches the Chief Operators at each of our companies and builds people capability around the world. The Yum! operating platform and processes are now fully established and Dave Deno will continue to ensure we raise the bar on execution.

“I’m proud that Aylwin Lewis has climbed the ranks in our company to become the highest ranking African American officer in our industry. I thank him for his contributions and wish him continued success as CEO at KMart. I am just as proud that that we have an outstanding depth of talent and experience at Yum! to seamlessly transition management responsibilities,” Novak added.

Like Deno, Carucci has over twenty years of experience with a demonstrated track record in both finance and general management, primarily in the company’s largest and fastest growing international business. Most recently, Carucci served as Executive Vice President and Chief Development Officer of Yum! Restaurants International (YRI), where he was responsible for all international franchising and development, along with general management for Canada, Brazil, Puerto Rico and Middle East/North Africa. Prior to that, Carucci served as Chief Financial Officer for YRI, leading international planning, control, MIS, mergers and acquisitions, tax and treasury. He also served as CFO of the Asia Pacific Region and held various field finance positions over the years. “Rick Carucci is a very skilled financial executive and strategic thought leader. He obviously has a deep experience in every aspect of the restaurant business and drives for exceptional performance. This grounding will make his transition to CFO seamless,” said Novak.

Lastly, Steve Davis, President of Long John Silver’s and A&W, is assuming Lewis’ accountabilities for the company’s multibranding strategy and will report directly to Novak. With LJS and A&W the primary multibranding partners, the company believes this structure creates many advantages.

Yum! Brands Inc., based in Louisville, Kentucky, is the world’s largest restaurant company in terms of system restaurants with more than 33,000 restaurants in more than 100 countries and territories. Four of the company’s restaurant brands -- KFC, Pizza Hut, Taco Bell and Long John Silver’s -- are the global leaders of the chicken, pizza, Mexican-style food and quick-service seafood categories respectively. Yum! Brands is the worldwide leader in multibranding, which offers consumers more choice and convenience at one restaurant location from a combination of KFC, Taco Bell, Pizza Hut, A&W or Long John Silver’s brands. The company and its franchisees today operate over 2,600 multibrand restaurants. Outside the United States in 2003, the Yum! Brands’ system opened about three new restaurants each day of the year, making it one of the fastest growing retailers in the world. In 2002, the company changed its name to Yum! Brands Inc. from Tricon Global Restaurants Inc. to reflect its expanding portfolio of brands and its ticker symbol on the New York Stock Exchange. For the past two years, the company has been recognized in Fortune Magazine’s top 50 “Best Companies for Minorities,” claiming the number-one spot for “managerial diversity.”